EXHIBIT 99



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                                  News Release
                                  ------------

January 18, 2000                                 Contact: Dennis R. Stewart, CFO
FOR IMMEDIATE RELEASE                                             (215) 579-4000

            TF Financial Corporation Announces Stock Buyback Program

Newtown, Pennsylvania: TF Financial Corporation (Nasdaq National Market - THRD) today announced that its Board of Directors has authorized a common stock repurchase program. John R. Stranford, President and Chief Executive Officer, said that the Corporation intends to repurchase up to 5% of the Corporation's outstanding shares. As a result, as many as 142,638 shares of stock will be repurchased from time to time through open market transactions during the next twelve months, subject to the availability of stock. President Stranford also said that the repurchased shares would be held as treasury stock.

TF Financial Corporation is a holding company whose principal subsidiary is Third Federal Savings Bank, which operates 15 full service retail and commercial banking offices in Philadelphia and Bucks County, Pennsylvania and in Mercer County, New Jersey.